Exhibit 10.33

ANTHERA PHARMACEUTICALS, INC.
Deferred Compensation Election Form

I.	Elective Deferral Percentages

As specified below, I elect pursuant to the Deferred Compensation Agreement entered into by Anthera Pharmaceuticals, Inc. (the “Company”) and me as of the 28th day of December, 2015  (the “Deferred Compensation Agreement”) to defer receipt of that percentage of my Eligible Compensation which would otherwise be paid to me for services during 2016 (with respect to compensation earned with respect to services to be performed by me subsequent to the date of this election) and subsequent calendar years:

Deferral Percentage:	Base Annual Salary: 60%
Annual Bonus: 100%

I understand that this election is irrevocable for 2016 and that unless and until this election is changed prospectively for future calendar years on a new election form before those years begin, this election shall continue as shown above for all subsequent calendar years.  Capitalized terms used in this election will have the meaning given such terms in the Deferred Compensation Agreement.

II.	Form and Timing of Payment of Account

I understand that my Account will be paid to me upon the first to occur of the dates specified in Section 3 of the Deferred Compensation Agreement and that I may specify a date for subsection (i) of such Section 3.  The date I specify for subsection (i) of Section 3 of the Deferred Compensation Agreement is January 1st, 2017.  I understand that if I do not specify a date, that the Account will be paid to me upon the first to occur of the dates/events specified in subsections (ii) through (v) of Section 3 of the Deferred Compensation Agreement.  At the End of the Deferral Period, my Account will be paid as specified in Section 4 of the Deferred Compensation Agreement, subject to the requirements of Section 8 of the Deferred Compensation Agreement.

I understand that any amounts deferred by this election and any other amounts deferred by me pursuant to the Deferred Compensation Agreement shall be credited to a bookkeeping account established for me by the Company and that any segregation of Company assets intended to satisfy the obligations of the Company under the Deferred Compensation Agreement shall not confer a beneficial ownership interest on me and any such assets shall remain subject to the claims of the general creditors of the Company in the event of the bankruptcy or insolvency of the Company.

Executed on the date specified below.

/s/ Paul F. Truex	December 28th, 2015
Executive: Paul F. Truex	Date
Title: President and CEO

Receipt of Form by Company

Received by:	/s/ May Liu

Title:	SVP, Finance & Administration

Date signed:	December 28th, 2015